Exhibit 2

                      PLAN AND AGREEMENT OF MERGER BETWEEN
                       CRYSTALIX GROUP INTERNATIONAL, INC.
                                       AND
                       CRYSTALIX GROUP INTERNATIONAL, INC.


This Plan and Agreement of Merger is made and entered into on the 12th day of November 2002, by and between Crystalix Group International, Inc. (Nevada) a Corporation, hereinafter referred to as the Surviving Corporation, and Crystalix Group International, Inc. (Florida), a Corporation, hereinafter referred to as the Merged Corporation, and said Corporations are hereinafter sometimes referred to jointly as the Constituent Corporations.

WITNESSETH:

WHEREAS, the Surviving Corporation is organized and exists under the laws of the State of Nevada, having filed its Certificate of Incorporation in the Office of the Secretary of State of the State of Nevada on November 12, 2002 and having its registered office at 5720 S. Arville in the City of Las Vegas; and

WHEREAS the total number of shares of stock which the Surviving Corporation has authority to issue is 300,000,000 shares, of which 100 shares are now issued and outstanding; and

WHEREAS, the Merged Corporation is organized and exists under the laws of the State of Florida, its Articles of Incorporation having been filed in the office of the Secretary of State of the State of Utah on the 22nd day of August 1989; and

WHEREAS, the aggregate number of shares which the Merged Corporation has authority to issue is 300,000,000 shares, of which 28,851,000 shares are issued and outstanding; and

WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable that the Merged Corporation be merged into the Surviving Corporation on the terms and conditions set forth below, in accordance with the applicable provisions of the statutes of the States of Nevada and Florida, respectively, which permit such merger;

THEREFORE, in consideration of the agreements, covenants and provisions set out below, the Surviving Corporation and the Merged Corporation, by their Boards of Directors, do hereby agree as follows:

ARTICLE I

The Surviving Corporation and the Merged Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Nevada and of the State of Florida, by the Merged Corporation merging into the Surviving Corporation, which shall be the Surviving Corporation. This merger is done for the sole purpose of redomicile to the state of Nevada.

ARTICLE II

Upon the merger becoming effective under the laws of the States of Nevada and Florida (such time being referred to herein as the "Effective Date of the Merger"):

     1. The two Constituent Corporations shall be a single corporation, which shall be the Surviving Corporation, and the separate existence of the Merged Corporation shall cease, except to the extent, if any, provided by the laws of the State of Florida.

     2. The Surviving Corporation shall thereupon possess all the rights, privileges, immunities and franchises of the Constituent Corporations; and all property, real and personal, and all debts due on whatever account and every other interest belonging to or due to each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed.

     3. The Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each Constituent Corporation and all existing or pending claims, actions or proceedings by or against the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in the place of the appropriate Constituent Corporation, and neither the rights of creditors nor any liens upon the property of the Constituent Corporations shall be impaired by the merger.

     4. The Surviving Corporation hereby agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligation of either Constituent Corporation, including those arising from the merger, and hereby irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such suit or other proceedings, and further agrees that service of any such process may be made by providing the Secretary of State of the State of Nevada with duplicate copies of such process; and the Surviving Corporation authorizes the aforesaid Secretary of State to send such process to it by registered mail directed to its registered office at 5720 S. Arville Ste. 114, Las Vegas, Nevada 89118.

     5. With respect to each Constituent Corporation, the aggregate amount of net assets of each Constituent Corporation that was available to support and pay dividends before the merger shall continue to be available for the payment of dividends by the Surviving Corporation, except to the extent that all or a portion of those net assets may be transferred to the stated capital of the Surviving Corporation.

     6. The Bylaws of the Merged Corporation as they existed immediately before the effective date of merger shall be the Bylaws of the Surviving Corporation.

     7. The persons who will serve on the Board of Directors and as the officers of the Surviving Corporation shall be the same persons who served as directors and officers of the Merged Corporation immediately before the effective date of the merger.

ARTICLE III

The Articles of Incorporation of the Surviving Corporation shall not be amended in any respect by reason of this Agreement of Merger and said Articles of Incorporation shall constitute the Articles of Incorporation of the Surviving Corporation unless or until it is subsequently amended by the action of the Board of Directors and shareholders; the said Articles of Incorporation are set forth in Exhibit A attached hereto and are made a part of this Plan and Agreement of Merger.

ARTICLE IV

The shares of the Constituent Corporations shall be converted into shares of the Surviving Corporation in the following manner and the terms of the agreement are as follows:

     1. Each share of each Constituent Corporation shall be converted into fully paid and non-assessable share(s) of capital stock of the Surviving Corporation. For every 1 common share of Crystalix Group International, Inc. (Florida) will equal 1 share of Crystalix Group International, Inc. (Nevada) common stock

ARTICLE V

The Merged Corporation shall pay all expenses incurred for the purpose of bringing this Agreement of Merger and the merger herein described into effect.

ARTICLE VI

If the Surviving Corporation shall have reason to request any further assignments, conveyances or other transfers that on the advice of counsel are necessary to vest in the Surviving Corporation title to any property or rights of either of the Constituent Corporations, the officers and directors of the appropriate Constituent Corporation shall execute any assignment, conveyance or transfer to vest such property or rights in the Surviving Corporation.

ARTICLE VII

This Plan and Agreement of Merger shall be submitted to the shareholders of each of the Constituent Corporations for consideration at a meeting of shareholders held in accordance with the Bylaws of each Constituent Corporation and with the laws of their state of incorporation, and upon (a) the approval by the shareholders of each Constituent Corporation, and (b) the subsequent execution, filing and recording of such documents shall then take effect and be the Plan of Merger of the Constituent Corporations.

This Plan and Agreement of Merger may be abandoned by (a) either of the Constituent Corporations by the action of its Board of Directors if such action is taken before the Plan and Agreement of Merger has been approved by the shareholders of the Constituent Corporation whose Board seeks abandonment, or
(b) the mutual consent of the Constituent Corporations if their respective Boards of Directors each adopt a resolution abandoning the Plan and Agreement of Merger before the effective date of the merger.

IN WITNESS WHEREOF, each Constituent Corporation acting by the authority set out in resolutions adopted by its Board of Directors has directed this Plan and Agreement of Merger to be executed by the President and attested to by the Secretary of each Constituent Corporation.

Crystalix Group International, Inc. (Florida)


Secretary                                         President
Marc Janssens                                     Armin Van Damme


Crystalix Group International, Inc. (Nevada)


President
Armin Van Damme